Exhibit 99-2
Officer’s Certification

JNL Series Trust
JNL Investors Series Trust
JNL Variable Fund LLC

The undersigned, being the duly elected, qualified and acting Assistant Secretary of JNL Series Trust, a Massachusetts business trust; JNL Investors Series Trust, a Massachusetts business trust; and JNL Variable Fund LLC, a Delaware Limited Liability Company; hereby certifies that the attached is a full, true and correct copy of resolutions duly adopted by the Consolidated Board of Trustees/Managers of JNL Series Trust, JNL Investors Series Trust, and JNL Variable Fund LLC, on the 10th day of June 2009; that such resolutions have not been altered or repealed and remain in full force and effect as of the date hereof.

Approval of Joint Fidelity Bond
JNL Series Trust, JNL Variable Fund LLC, And JNL Investors Series Trust

Whereas, JNL Series Trust, JNL Investors Series Trust (each a “Trust,” and collectively “Trusts”), and JNL Variable Fund LLC  (“Fund”) are registered with the U.S. Securities and Exchange Commission in accord with the provisions of the Investment Company Act of 1940, as amended, (“1940 Act”), each as an open-end management investment company, and each has established several separate series of shares (“funds”), with each fund having its own assets and investment policies.

Whereas, Jackson National Asset Management, LLC (“JNAM”), Investment Adviser and Administrator to the Trusts/Fund has recommended that the Board of Trustees/Managers of the Trusts/Fund (“Board”) approve a fidelity bond under circumstances where JNAM pays the premium and, therefore, the Board need not consider: (i) the amount of the premium for such bond; (ii) the ratable allocation of the premium among all insured parties; and (iii) the extent to which the share of the premium allocated to each party, including the Trusts/Fund, is less than the premium that party would have had to pay if it had provided and maintained a single insured bond.

Whereas, the Board has given due consideration to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder by the U.S. Securities and Exchange Commission, pertaining to joint fidelity bond coverage.

Now Therefore, be it Resolved, that pursuant to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder, and after having given due consideration to said requirements, including but not limited to the following: (i) the aggregate value of the assets held by the series of Trusts/Fund to which each officer or employee of the Trusts/Fund may, singly or jointly with others, have access, either directly or through authority to draw upon such funds or direct generally the disposition of such assets; (ii) the type and terms of the arrangements made for the custody and safekeeping of the assets of the Trusts/Fund; (iii) the nature of the securities in the investment portfolios of the funds of the Trusts/Fund; (iv) the nature and method of conducting the operations of the Trusts/Fund; and (v) the accounting procedures and contracts of the Trusts/Fund, the Board hereby determines that a joint fidelity bond in the aggregate amount of Seven Million Dollars ($7,000,000), computed in accordance with the Schedule outlined under Rule 17g-1(d)(1), is reasonable and adequate coverage to protect the Trusts/Fund against larceny or embezzlement by any one or more of such officers and/or employees; and

Further Resolved, that the Board approves the amount, type, form and coverage of the joint insured bond (hereinafter in this and the succeeding resolution called the “Bond”), naming as insured parties the Trusts/Fund, in the aggregate amount of Seven Million Dollars ($7,000,000), it being understood that the disposition of the recovery received under the Bond in the event of losses to one or more of such insured parties shall be governed by an agreement among one or more of such insured parties complying with Paragraph (f) of Rule 17g-1 under the 1940 Act under which the Trusts/Fund will have a primary claim of not less than Seven Million Dollars ($7,000,000) of the aforesaid aggregate amount of the Bond: and be it

Further Resolved, that the proper officers of the Trusts/Fund be, and they hereby are, authorized and directed to execute and deliver an agreement relating to the Bond covering the Trusts/Fund providing for the disposition of recoveries received under the Bond and the manner of allocation of premium for the Bond in compliance with Paragraph (f) of Rule 17g-1 under the 1940 Act, in such form as such officers shall, with the advice of counsel, deem appropriate to carry out the objective of the Board, any such determination to be conclusively evidenced by such execution and delivery.

Date:           December 29, 2009

/s/ Kelly L. Crosser
Kelly L. Crosser, Assistant Secretary

Subscribed before me this 29th day of December, 2009.
 (NOTARY SEAL)

/s/ Tonia Denslow
Tonia Denslow, Notary Public,
Ingham County, Michigan
My Commission Expires:  12/17/2014